Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Tiger Media, Inc (the “Company”) on Form S-8 (Registration No. 333-177025) and Form S-8 (Registration No. 333-188739) of our report dated March 31, 2014 with respect to our audits of the consolidated financial statements of the Company as of December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012 and 2011 which report is included in this Annual Report on Form 20-F of the Company for the years ended December 31, 2013, 2012 and 2011.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, New York

March 31, 2014

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York 10001 • Phone 646.442.4845 • Fax 646.349.5200 • marcumbp.com